EX-99.77Q1 OTHER EXHIBITS

Exhibit 77(Q1) - Addendum to
Question 7C

Question 7.c
Addendum to Question 7.c on
Form N-SAR

List the name of each series
or portfolio and give a
consecutive number to each
series or portfolio
in excess of the 99
consecutive series or
portfolios permitted by the
form.

Series Number	Series Name
Is this the last filing for
this series? (Y or N)

102     	Robinson
Opportunistic Income Fund N
103		Braddock
Multi-Strategy Income Fund N

Please refer to the Robinson
Opportunistic Income Fund and
Braddock Multi-Strategy
Income Fund annual reports to
shareholders dated December
31, 2015, to be filed on Form
N-CSR for additional
information concerning the
Fund.